Exhibit 99.3

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Jones Lang LaSalle Incorporated on Form S-4 and in the proxy statement/prospectus of Jones Lang LaSalle Incorporated and HFF, Inc., which is part of the Registration Statement, of our written opinion, dated March 18, 2019 appearing as Annex C to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “The Merger—Opinion of HFF’s Financial Advisor”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the HFF Board and Its Reasons for the Merger”, “The Merger—Opinion of HFF’s Financial Advisor” and “Certain Unaudited Prospective Financial Information.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Cameron Clough
	Name:	Cameron Clough
	Title:	Managing Director

New York, New York

May 29, 2019